Exhibit 23.3

Consent of Ernst & Young LLP

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the CONSOL Energy Inc. Equity Incentive Plan of our report dated January 16, 2002 (except for the information included in Notes 30 and 31 related to the periods December 31, 2001 and prior) as to which the date is March 5, 2004 with respect to the consolidated financial statements of CONSOL Energy Inc. included in its Annual Report Form 10-K for year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

March 26, 2004